Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	December 31, 2018

Explanation of Responses:

1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Opportunity Fund, Inc. (“BOF”), Basswood Opportunity Partners, LP (“BOP”), Basswood Financial Fund, LP (“BFF”), Basswood Financial Fund, Inc. (“BFF, Inc.”), Basswood Financial Long Only Fund, LP (“BLOF”), Basswood Enhanced Long Short Fund, L.P. (“BELS”) and Basswood Capital Management, L.L.C. (collectively, the “Reporting Persons”).  Basswood Capital Management, L.L.C. is the investment manager or adviser to BFF, BOF, BLOF, BFF, Inc., BELS and BOP (collectively and, together with BFF, BOF, BLOF, BFF, Inc. and BELS, the “Funds”) and certain separate managed accounts (the “Managed Accounts”), and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds and Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein.

Jonathan D. Brown, a senior analyst at Basswood Capital Management, L.L.C., serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Jonathan D. Brown. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by Jonathan D. Brown.
2.	Represents a cross-trade of Common Stock among certain of the Funds or Managed Accounts.
3.	Common Stock held directly by BOP.
4.	Common Stock held directly by BOF.
5.	Common Stock held directly by BFF.
6.	Common Stock held directly by BFF, Inc.
7.	Common Stock held directly by BLOF.
8.	Common Stock held directly by BELS.
9.	Common Stock held directly by Managed Accounts.
10.	Common Stock held directly by Jonathan D. Brown.
Remarks: